Report of Independent Accountants

To the Shareholders and Board of Trustees of of Sentinel Pennsylvania Tax-Free Trust

In our opinion, the accompanying statements of assets and liabilities, including the schedules of investments, and the related statements of operations and of changes in net assets and the financial highlights present fairly, in all material respects, the financial position of Sentinel Pennsylvania Tax- Free Trust (the "Trust") at November 30, 1997, the results of its operations for the year then ended, the changes in its net assets for the two years then ended, and the financial highlights for each of the four years then ended and the eleven months ended November 30, 1993, in conformity with generally accepted accounting principles. These financial statements and financial highlights (hereafter referred to as "financial statements") are the responsibility of the Trust's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these financial statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits, which included confirmation of securities at November 30, 1997 by correspondence with the custodian and brokers, provide a reasonable basis for the opinion expressed above.


Price Waterhouse LLP
1177 Avenue of the Americas
New York, New York
December 19, 1997